Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC.

AUDIT COMMITTEE CHARTER

I.              STATEMENT OF PURPOSE

A.            The Audit Committee shall represent and assist the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices and legal compliance of Retractable Technologies, Inc. (the “Company”). The Audit Committee has general responsibility for oversight of the accounting and financial reporting processes of the Company, including oversight of:  (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the Company’s compliance with legal and regulatory requirements, and (3) the qualification and independence of the Company’s auditors and the performance of the annual audit and interim reviews of the Company’s financial statements by the independent auditors. The Audit Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

B.            While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”).  This is the responsibility of management and the Company’s independent auditors.

II.            AUDIT COMMITTEE MEMBERS

A.            The Audit Committee shall consist of at least three members appointed by the Board of Directors, one of whom shall be appointed as Chairperson. The Audit Committee shall consist entirely of “independent” members of the Board of Directors. “Independent” means a director who:  (i) satisfies all criteria for independence established by the Securities and Exchange Commission (the “SEC”) with regard to members of an Audit Committee and (ii) meets The American Stock Exchange (the “AMEX”) definition of “independent” (including all criteria imposed with respect to service on an audit committee). If a member of the Audit Committee ceases to be independent, that member shall notify the Company immediately.

B.            Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, statement of operations, statement of changes in stockholders’ equity, cash flow statement, and related notes to financial statements as determined in the Board of Directors’ judgment.

C.            At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including, but not limited to, being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities in compliance with criteria established by the AMEX and, in addition, shall have such accounting or related financial management expertise as required to be an “audit committee financial expert” in compliance with the criteria established by the SEC, both as determined in the Board of Directors’ judgment. The identity of such financial expert and whether such financial expert meets the SEC’s “independence” criteria shall be disclosed in the Company’s annual report as filed with the SEC and such other reports as the SEC may require.

D.            The members of the Audit Committee shall be elected by the Board of Directors and shall serve until their successors shall be duly elected and qualified. Unless a chair is elected by the full Board of Directors, the members of the Audit Committee may designate a chair by majority vote of the full Audit Committee.

III.           POWERS, DUTIES, AND RESPONSIBILITIES

A.            Oversight of Company Relationship with Its Independent Auditors

1.             The Audit Committee of the Company shall have sole authority and responsibility to appoint and engage a public accounting firm to serve as the Company’s independent auditors and to perform the Company’s annual audit and related work. This authority shall include the sole discretion to retain and discharge such independent auditors and to approve the terms and conditions of all audit engagements as well as all significant non-audit engagements with such independent auditors, including a determination of the compensation to be paid to such independent auditors.

2.             The Audit Committee shall oversee the work performed by the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting). Such independent auditors shall report directly to the Audit Committee, although they shall remain accountable to the entire Board of Directors as well as to the Audit Committee.

3.             The Audit Committee shall review with the independent auditors the scope of the audit, pre-approve the audit services (which may entail providing comfort letters in connection with securities underwritings) to be performed by the independent auditors, review the results of the annual audit examination, review the interim results, and review any other reports of the independent auditors with respect to the Company’s financial statements or policies.

4.             The Audit Committee shall pre-approve all non-audit services provided to the Company by the independent auditors.  Pre-approval shall be either:  (i) specifically granted by the Audit Committee or (ii) granted pursuant to pre-approval policies and procedures established by the Audit Committee, provided the Audit Committee is informed of each non-audit service. In no event shall approval be granted for any non-audit service that the SEC, AMEX, or other applicable regulatory authority determines is impermissible. As may be required by the SEC, the Audit Committee shall disclose the approval of non-audit services and/or any pre-approval policies and procedures in periodic reports filed by the Company with the SEC.

5.             The Audit Committee shall periodically assess the independence of the Company’s auditors as defined by the rules, regulations, and standards of the SEC, the AMEX, and other applicable authorities. The Audit Committee shall, at least annually, obtain and review a formal written statement by the Company’s independent auditors delineating: all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard 1. Furthermore, the Audit Committee shall actively engage in a dialogue with the independent auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.  The Audit Committee is responsible for recommending that the Board take appropriate action to oversee the independence of the independent auditors.

B.            Audit Practices and Financial Reporting Matters

1.             The Audit Committee shall obtain and review all reports and other information that the independent auditors are required by law, rule, or regulation to submit to the Audit Committee, including periodic reports on:  (1) all critical accounting policies and practices to be used by the Company, (2) all alternative treatments of financial information within GAAP in effect from time to time that have been discussed with management, the ramification of the use of such alternative disclosures and treatment, and the treatment preferred by the independent auditors, and (3) other material written communications between the independent auditors and management of the Company, such as any management letter or schedule of unadjusted differences.

2.             The Audit Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 relating to the conduct of the audit and certain information related to the auditors’ judgments about the quality, not just the acceptability, of the Company’s accounting principles.

3.             The Audit Committee shall review and discuss with management and the independent auditors the Company’s annual audited financial statements and quarterly financial statements, including a discussion of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and a discussion with the independent auditors of their judgments as to the quality of the Company’s accounting principles.

4.             The Audit Committee shall review with management and the independent auditors the results of any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each quarterly report.

5.             The Audit Committee shall review changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports, and make reports on the foregoing to the Board of Directors.

6.             The Audit Committee shall review as necessary and appropriate with the independent auditors any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditors’ activities or access to information and any significant disagreements with management.

C.            Company Governance Policies and Compliance

1.             The Audit Committee shall prepare the report that SEC rules require to be included in the Company’s annual proxy statement.

2.             The Audit Committee shall review and discuss with management financial risk exposures and measures management has taken to monitor and control such exposures.

3.             The Audit Committee shall annually review and assess the adequacy of this Charter and make recommendations to the Board of Directors necessary to provide for the continued adequacy of the Charter to achieve its stated purpose.

4.             The Audit Committee shall review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

5.             The Audit Committee shall establish and maintain procedures for (a) the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.             The Audit Committee shall review and approve any related party transactions.

The Audit Committee shall oversee management’s internal control over financial reporting as part of its oversight responsibilities for the Company’s financial reporting.  The Audit Committee shall obtain a report from management as to all material weaknesses and significant deficiencies in internal controls based upon management’s evaluation.  The Audit Committee shall be reasonably knowledgeable and informed about the evaluation process and management’s assessment.

D.            General Powers

1.             The Audit Committee shall have the ability (but not the obligation) to conduct or authorize, if it considers appropriate, investigations into any matters within the scope of its responsibilities.

2.             The Audit Committee shall have the authority (without separate approval from the Board of Directors) to obtain advice, services, and assistance from independent counsel, and accounting or other advisors, as the Audit Committee deems necessary to assist it in carrying out its responsibilities, and to determine the compensation for any such advisors.

3.             The Audit Committee shall perform such activities consistent with this Charter, the Company’s Third Amended and Restated Bylaws, as they may be amended, and applicable law as the Board of Directors or the Audit Committee deems necessary or appropriate.

4.             The Audit Committee may otherwise make regular reports and recommendations to the Board of Directors within the scope of its functions.

5.             The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee for: 1) payment of compensation to the independent auditors employed for the purpose of preparing or issuing an audit report or review or attestation, 2) payment to any advisors employed by the Audit Committee and 3) payment of ordinary expenses that are necessary or appropriate in carrying out its duties.

IV.           AUDIT COMMITTEE MEETINGS

A.            The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The meetings may be either in person or in any other manner permitted by law and at such times and places as the Board of Directors or the Audit Committee determines. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

B.            The majority of the members of the Audit Committee shall constitute a quorum for Audit Committee meetings and, unless otherwise required by this Charter or the Company’s Third Amended and Restated Bylaws, as they may be amended, action may be taken by majority vote of the members present at such meetings. Minutes shall be maintained of each meeting.

C.            At the next meeting of the Board of Directors following any meeting of the Audit Committee, a report of the Audit Committee findings and actions shall be rendered by the Chairman of the Audit Committee.

The above constitutes the complete Audit Committee Charter of Retractable Technologies, Inc. effective as of September 26, 2008.

s/ Thomas J. Shaw
THOMAS J. SHAW
Chairman of the Board

ATTEST:

s/ Michele Larios
MICHELE LARIOS, Secretary